EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2025 Results

MARIETTA, Pa., Oct. 30, 2025 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the third quarter and first nine months of 2025.

Significant Items for third quarter of 2025 (all comparisons to third quarter of 2024):

  Net premiums earned decreased 3.4% to $229.8 million
  Combined ratio of 95.9%, compared to 96.4%
  Net income of $20.1 million, or 55 cents per diluted Class A share, compared to $16.8 million, or 51 cents per diluted Class A share
  Net income included after-tax net investment gains of $1.0 million, or 3 cents per diluted Class A share, compared to $1.5 million, or 5 cents per diluted Class A share
  Annualized return on average equity of 13.0%, compared to 13.4%
  Book value per share of $17.14 at September 30, 2025, compared to $15.22

Financial Summary

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$229,822	$237,957	-3.4%	$694,299	$700,017	-0.8%
Investment income, net	13,943	10,827	28.8	38,466	32,868	17.0
Net investment gains	1,272	1,876	-32.2	2,345	4,725	-50.4
Total revenues	245,919	251,738	-2.3	737,872	739,651	-0.2
Net income	20,080	16,752	19.9	62,152	26,860	131.4
Non-GAAP operating income[1]	19,075	15,270	24.9	60,299	23,127	160.7
Annualized return on average equity	13.0%	13.4%	-0.4 pts	14.1%	7.2%	6.9 pts

Per Share Data
Net income – Class A (diluted)	$0.55	$0.51	7.8%	$1.72	$0.81	112.3%
Net income – Class B	0.51	0.46	10.9	1.58	0.74	113.5
Non-GAAP operating income – Class A (diluted)	0.52	0.46	13.0	1.67	0.70	138.6
Non-GAAP operating income – Class B	0.48	0.42	14.3	1.53	0.63	142.9
Book value	17.14	15.22	12.6	17.14	15.22	12.6

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We are encouraged to see a continuation of favorable results in the third quarter, which reflects the benefits of our strategic and tactical efforts over the past several years. While benign weather conditions contributed meaningfully to our quarterly performance, we were also pleased with the overall core loss ratio for the third quarter. We remain confident that our disciplined underwriting and ongoing strategic execution will provide sustained excellent financial performance over time.

“In our commercial lines business segment, we achieved strong renewal price increases coupled with solid retention. The 96.6% statutory combined ratio1 for this segment reflected our intentional underwriting approach. We have not achieved our target for new business writings through the first nine months of the year, which we attribute to a data-driven refinement of our underwriting appetite. We are proactively working with our agents to increase their submissions of accounts within our desired classes of business. We recently fully deployed the final major commercial lines release of our multi-year systems transformation project, providing enhanced products and service capabilities we expect will enhance our ability to target and win profitable middle market accounts. Coupled with our small business systems and capabilities implemented in recent years, we are now in a solid position to grow our commercial risk portfolio at a measured, intentional pace.

“In our personal lines business segment, we have been maintaining our focus on profitability and controlling new business levels to protect our underwriting margins. We have recently deployed the final major personal lines release of our systems transformation project, which will facilitate the conversion of all remaining legacy policies to our new platform in a phased approach that will be completed in June 2027. We expect modest declines in personal lines premiums through the balance of 2025 and into 2026, as we gradually increase our writing of new business with a goal of maintaining a stable, profitable book of personal lines business.

“We believe that we are now operating from a position of strength and that we are well positioned to navigate the evolving insurance landscape in the years ahead. We will continue to engage with our independent agency partners to identify growth opportunities, further enhance and refine the efficiency of our operations, and execute on our strategic priorities.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$140,289	$136,401	2.9%	$415,032	$402,982	3.0%
Personal lines	89,533	101,556	-11.8	279,267	297,035	-6.0
Total net premiums earned	$229,822	$237,957	-3.4%	$694,299	$700,017	-0.8%

Net Premiums Written
Commercial lines:
Automobile	$45,621	$41,464	10.0%	$152,730	$142,067	7.5%
Workers' compensation	21,013	23,934	-12.2	74,010	82,599	-10.4
Commercial multi-peril	51,800	50,155	3.3	169,068	163,528	3.4
Other	11,950	10,548	13.3	40,108	35,649	12.5
Total commercial lines	130,384	126,101	3.4	435,916	423,843	2.8
Personal lines:
Automobile	53,870	65,150	-17.3	161,803	188,958	-14.4
Homeowners	32,908	38,288	-14.1	95,286	109,655	-13.1
Other	2,453	2,669	-8.1	7,516	8,383	-10.3
Total personal lines	89,231	106,107	-15.9	264,605	306,996	-13.8
Total net premiums written	$219,615	$232,208	-5.4%	$700,521	$730,839	-4.1%

Net Premiums Written

The 5.4% decrease in net premiums written1 for the third quarter of 2025 compared to the third quarter of 2024, as shown in the table above, represents the net combination of a 3.4% increase in commercial lines net premiums written and a 15.9% decrease in personal lines net premiums written. The $12.6 million decrease in net premiums written for the third quarter of 2025 compared to the third quarter of 2024 included:

  Commercial Lines: $4.3 million increase that we attribute primarily to solid retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by lower new business writings.
  Personal Lines: $16.9 million decrease that we attribute primarily to planned attrition due to lower new business writings and non-renewal actions, offset partially by a continuation of renewal premium rate increases and solid retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2025	2024	2025	2024

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	51.1%	50.1%	51.8%	54.5%
Loss ratio - weather-related losses	6.2	10.3	7.0	8.6
Loss ratio - large fire losses	4.4	3.7	4.3	5.2
Loss ratio - net prior-year reserve development	0.4	-2.6	-1.8	-2.2
Loss ratio	62.1	61.5	61.3	66.1
Expense ratio	33.5	34.5	33.4	34.0
Dividend ratio	0.3	0.4	0.4	0.5
Combined ratio	95.9%	96.4%	95.1%	100.6%

Statutory Combined Ratios
Commercial lines:
Automobile	100.9%	101.5%	96.7%	98.2%
Workers' compensation	103.9	84.7	108.7	104.1
Commercial multi-peril	91.6	88.4	93.1	100.4
Other	87.5	59.4	96.2	78.4
Total commercial lines	96.6	89.8	97.3	98.6
Personal lines:
Automobile	91.2	97.8	85.1	97.8
Homeowners	102.1	116.8	100.0	107.5
Other	52.8	102.2	54.9	97.2
Total personal lines	94.1	104.7	89.6	101.2
Total lines	95.5%	96.0%	94.4%	99.7%

Loss Ratio

For the third quarter of 2025, the loss ratio increased slightly to 62.1%, compared to 61.5% for the third quarter of 2024. For the commercial lines segment, the core loss ratio, which excludes weather-related losses, large fire losses and net development of reserves for losses incurred in prior accident years, of 54.0% for the third quarter of 2025 increased from 48.5% for the third quarter of 2024, due largely to higher casualty loss severity. For the personal lines segment, the core loss ratio of 46.6% for the third quarter of 2025 decreased from 52.5% for the third quarter of 2024, due largely to the favorable impact of premium rate increases on net premiums earned for that segment.

Weather-related losses were $14.3 million, or 6.2 percentage points of the loss ratio, for the third quarter of 2025, compared to $24.4 million, or 10.3 percentage points of the loss ratio, for the third quarter of 2024. Weather-related loss activity for the third quarter of 2025 was lower than our previous five-year average of $20.9 million, or 10.0 percentage points of the loss ratio, for third-quarter weather-related losses. The weather loss ratio impact for the third quarter of 2025 was the lowest of any third quarter in the past 20 years. Our insurance subsidiaries did not incur losses from any catastrophic weather events in the third quarter of 2025, compared to $6.0 million in net losses from Hurricane Helene in the third quarter of 2024.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the third quarter of 2025 were $10.0 million, or 4.4 percentage points of the loss ratio. That amount compared to large fire losses of $8.8 million, or 3.7 percentage points of the loss ratio, for the third quarter of 2024. We experienced a modest increase in homeowners fire losses compared to the prior-year quarter.

Net development of reserves for losses incurred in prior accident years of $1.0 million increased the loss ratio for the third quarter of 2025 by 0.4 percentage points, compared to net favorable development of $6.2 million that decreased the loss ratio for the third quarter of 2024 by 2.6 percentage points. For the third quarter of 2025, we primarily attribute the modest net unfavorable development to higher-than-expected emergence that our insurance subsidiaries experienced for a relatively small number of claims in the personal automobile and other commercial lines of business for accident years 2022 and 2024.

Expense Ratio

The expense ratio was 33.5% for the third quarter of 2025, compared to 34.5% for the third quarter of 2024. The decrease in the expense ratio primarily reflected the favorable impact of ongoing expense management initiatives and lower underwriting-based incentive costs for agents and employees. The impact of underwriting-based incentive costs for the third quarter of 2024 was somewhat elevated due to the substantial improvement in underwriting results for that period compared to the first half of 2024. The impact from costs that Donegal Mutual Insurance Company allocated to our insurance subsidiaries related to its ongoing systems modernization project peaked at approximately 1.3 percentage points of the full year 2024 expense ratio, and we expect that impact to subside gradually over the next several years. Allocated costs related to that project represented approximately 1.2 percentage point of the expense ratios for the third quarter and first nine months of 2025.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 94.6% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2025.

	September 30, 2025		December 31, 2024
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$137,674	9.3%	$170,423	12.3%
Obligations of states and political subdivisions	460,929	31.0	409,560	29.6
Corporate securities	394,173	26.6	440,552	31.8
Mortgage-backed securities	412,564	27.8	304,459	22.0
Allowance for expected credit losses	(1,273)	-0.1	(1,388)	-0.1
Total fixed maturities	1,404,067	94.6	1,323,606	95.6
Equity securities, at fair value	43,637	2.9	36,808	2.6
Short-term investments, at cost	37,433	2.5	24,558	1.8
Total investments	$1,485,137	100.0%	$1,384,972	100.0%

Average investment yield	3.6%		3.3%
Average tax-equivalent investment yield	3.7%		3.4%
Average fixed-maturity duration (years)	5.2		5.2

Net investment income of $13.9 million for the third quarter of 2025 increased 28.8% compared to $10.8 million for the third quarter of 2024. The increase in net investment income primarily reflected an increase in average investment yield relative to the prior-year third quarter.

Net investment gains of $1.3 million for the third quarter of 2025 were primarily related to unrealized gains in the fair value of equity securities held at September 30, 2025, offset partially by net realized investment losses on the strategic sales of available-for-sale fixed-maturity securities. Net investment gains of $1.9 million for the third quarter of 2024 were primarily related to unrealized gains in the fair value of equity securities held at September 30, 2024.

Our book value per share was $17.14 at September 30, 2025, compared to $15.36 at December 31, 2024, with the increase related to net income as well as $16.0 million of after-tax unrealized gains within our available-for-sale fixed-maturity portfolio during 2025 that increased our book value by $0.46 per share, offset partially by cash dividends declared.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$229,822	$237,957	-3.4%	$694,299	$700,017	-0.8%
Change in net unearned premiums	(10,207)	(5,749)	77.5	6,222	30,822	-79.8
Net premiums written	$219,615	$232,208	-5.4%	$700,521	$730,839	-4.1%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$20,080	$16,752	19.9%	$62,152	$26,860	131.4%
Investment gains (after tax)	(1,005)	(1,482)	-32.2	(1,853)	(3,733)	-50.4
Non-GAAP operating income	$19,075	$15,270	24.9%	$60,299	$23,127	160.7%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.55	$0.51	7.8%	$1.72	$0.81	112.3%
Investment gains (after tax)	(0.03)	(0.05)	-40.0	(0.05)	(0.11)	-54.5
Non-GAAP operating income – Class A	$0.52	$0.46	13.0%	$1.67	$0.70	138.6%

Net income – Class B	$0.51	$0.46	10.9%	$1.58	$0.74	113.5%
Investment gains (after tax)	(0.03)	(0.04)	-25.0	(0.05)	(0.11)	-54.5
Non-GAAP operating income – Class B	$0.48	$0.42	14.3%	$1.53	$0.63	142.9%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On October 16, 2025, we declared a regular quarterly cash dividend of $0.1825 per share for our Class A common stock and $0.165 per share for our Class B common stock, which are payable on November 17, 2025 to stockholders of record as of the close of business on November 3, 2025.

Pre-Recorded Webcast

At approximately 8:30 am ET on Thursday, October 30, 2025, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and providing superior experiences to our agents, policyholders and employees.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including social inflation, labor shortages and escalating medical, automobile and property repair costs, including due to tariffs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@theequitygroup.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2025	2024

Net premiums earned	$229,822	$237,957
Investment income, net of expenses	13,943	10,827
Net investment gains	1,272	1,876
Lease income	75	77
Installment payment fees	807	1,001
Total revenues	245,919	251,738

Net losses and loss expenses	142,715	146,426
Amortization of deferred acquisition costs	37,218	40,200
Other underwriting expenses	39,688	41,827
Policyholder dividends	731	1,007
Interest	341	367
Other expenses, net	177	1,499
Total expenses	220,870	231,326

Income before income tax expense	25,049	20,412
Income tax expense	4,969	3,660

Net income	$20,080	$16,752

Net income per common share:
Class A - basic	$0.56	$0.51
Class A - diluted	$0.55	$0.51
Class B - basic and diluted	$0.51	$0.46

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	30,953,696	27,978,435
Class A - diluted	31,439,953	28,058,399
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$219,615	$232,208

Book value per common share
at end of period	$17.14	$15.22

Annualized operating return on average equity	13.0%	13.4%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2025	2024

Net premiums earned	$694,299	$700,017
Investment income, net of expenses	38,466	32,868
Net investment gains	2,345	4,725
Lease income	228	237
Installment payment fees	2,534	1,804
Total revenues	737,872	739,651

Net losses and loss expenses	425,666	462,683
Amortization of deferred acquisition costs	115,950	120,458
Other underwriting expenses	116,033	117,604
Policyholder dividends	2,309	3,248
Interest	1,010	677
Other expenses, net	269	2,309
Total expenses	661,237	706,979

Income before income tax expense	76,635	32,672
Income tax expense	14,483	5,812

Net income	$62,152	$26,860

Net income per common share:
Class A - basic	$1.74	$0.82
Class A - diluted	$1.72	$0.81
Class B - basic and diluted	$1.58	$0.74

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	30,587,219	27,878,552
Class A - diluted	31,071,583	27,916,904
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$700,521	$730,839

Book value per common share
at end of period	$17.14	$15.22

Annualized operating return on average equity	14.1%	7.2%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2025	2024
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$761,409	$705,714
Available for sale, at fair value	642,658	617,892
Equity securities, at fair value	43,637	36,808
Short-term investments, at cost	37,433	24,558
Total investments	1,485,137	1,384,972
Cash	38,571	52,926
Premiums receivable	192,896	181,107
Reinsurance receivable	403,764	420,742
Deferred policy acquisition costs	73,423	73,347
Prepaid reinsurance premiums	180,413	176,162
Other assets	47,473	46,776
Total assets	$2,421,677	$2,336,032

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,114,302	$1,120,985
Unearned premiums	622,949	612,476
Borrowings under lines of credit	35,000	35,000
Other liabilities	21,984	21,795
Total liabilities	1,794,235	1,790,256
Stockholders' equity:
Class A common stock	340	329
Class B common stock	56	56
Additional paid-in capital	386,551	369,680
Accumulated other comprehensive loss	(12,084)	(28,200)
Retained earnings	293,805	245,137
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	627,442	545,776
Total liabilities and stockholders' equity	$2,421,677	$2,336,032